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                                                                    Exhibit 23.1





                        CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion of our report dated February 28, 1995 with respect to the consolidated balance sheets of Narragansett/DSI Acquisition Co., Inc. ("NDSI") and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholder's equity and cash flows for each of the years in the two-year period ended December 31, 1994, which report appears in the Current Report on Form 8-K of RPM, Inc. dated July 24, 1995, as amended by Form 8-K/A-1 dated September 18, 1995, and as amended by Form 8-K/A-2 dated October 6, 1995. We also consent to the incorporation by reference of such report in RPM, Inc.'s Registration Statements on Form S-3 (Reg. No. 33-50868, Liquid Yield Option No. 33-68222, Dynatron/Bondo Corporation acquisition, and 33-52235, Stonhard, Inc. acquisition) and Registration Statements on Form S-8 (Reg. No. 2-65508, 1979 Stock Option Plan, 33-32794, 1989 Stock Option Plan, and 33-54720, Retirement Savings Plan).

Our report dated February 28, 1995 contains an explanatory paragraph that states NDSI's wholly owned subsidiary, Dryvit Systems, Inc., has experienced rust related warranty expense arising from prior years sales. Dryvit Systems, Inc. has made provision for reported claims; however, no provision has been made for unreported claims as they cannot be reasonably estimated.
Accordingly, no additional provision for any liability that may result has been recognized in the financial statements.



                             /s/ KPMG Peat Marwick LLP
                             KPMG Peat Marwick LLP

Providence, Rhode Island
October 5, 1995